Exhibit 99.1

FOR IMMEDIATE RELEASE

Steel Connect Announces Receipt of Non-Compliance Letter from Nasdaq

WALTHAM, Mass. (November 7, 2018) – Steel Connect, Inc. (the “Company”) (Nasdaq: STCN), today announced that on November 2, 2018, the Company received a notification letter (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires the timely filing of all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). The Notice was sent as a result of the Company’s delay in filing its Annual Report on Form 10-K for fiscal year 2018 (the “Form 10-K”). The Form 10-K was due on October 15, 2018. The Notice has no immediate effect on the listing or trading of the Company’s common stock.

The Company filed a Form 12b-25 on October 16, 2018, the effect of which was to extend the due date for the Form 10-K to October 30, 2018. The Company was unable to file the Form 10-K by October 30, 2018, for the reasons reported in the Form 12b-25 and as further described below. The Notice stated that, under Nasdaq rules, the Company has 60 calendar days to submit a plan to regain compliance with Nasdaq’s listing rules, and that if such plan is submitted and accepted, Nasdaq can grant the Company an exception of up to 180 calendar days from the Form 10-K filing’s due date, or until April 29, 2019, to regain compliance. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel.

As previously disclosed by the Company, additional time is needed for the Company to finalize its Accrued Pricing liability, which has remained unadjusted since the fiscal period ended July 31, 2015. This delay relates to a non-cash liability of $18.9 million, which, if reversed, may cause a restatement of prior period earnings as an increase to other income.  Questions regarding this matter, as well as certain other items, have delayed the completion of the audit of the Company’s consolidated financial statements for the fiscal period ended July 31, 2018.  The Company is continuing to work with its auditors to resolve these matters and finalize the audit.

About Steel Connect, Inc.

Steel Connect, Inc. is a publicly-traded diversified holding company (Nasdaq Global Select Market symbol “STCN”) with two wholly-owned subsidiaries ModusLink Corporation and IWCO Direct that have market-leading positions in supply chain management and direct marketing.

ModusLink Corporation provides digital and physical supply chain solutions to many of the world’s leading brands across a diverse range of industries, including consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury, and connected devices. With a global footprint spanning North America, Europe and the Asia Pacific, the Company’s solutions and services are designed to improve end-to-end supply chains in order to drive growth, lower costs, and improve profitability.

 IWCO Direct is a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. It is the largest direct mail production provider in North America, with a full range of services including strategy, creative, and production for multichannel marketing campaigns, along with one of the industry’s most sophisticated postal logistics strategies for direct mail.

For details on ModusLink Corporation’s solutions visit www.moduslink.com, read the company’s blog for supply chain professionals, and follow on LinkedIn, Twitter, Facebook, and YouTube.

For details on IWCO Direct visit www.iwco.com, read the company’s blog, “SpeakingDIRECT,” or follow on LinkedIn or Twitter.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company’s ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; the Company’s ability to repay indebtedness including without limitation the Convertible Senior Notes coming due in March 2019; failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; the Company’s inability to finalize the completion of its audit of its consolidated financial statements for the year ended July 31, 2018; difficulties integrating technologies, operations and personnel in accordance with the Company’s business strategy; client or program losses; demand variability in supply chain management clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; failure to settle disputes and litigation on terms favorable to the Company; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These filings are available on the Company’s Investor Relations website under the “SEC Filings” tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact:

Glenn Wiener, GW Communications

Tel: 212-786-6011

Email: gwiener@GWCco.com